Exhibit 10.1

Personal & Confidential

July 1, 2016

Mr. David Marberger

Dear David:
It is my pleasure to offer you the position of Executive Vice President and Chief Financial Officer (CFO), with an effective date of August 22, 2016. You will be an Executive Officer of the company and report directly to me.

The details of this offer are as follows:

1)Annual Salary: $580,000 payable bi-weekly, less applicable tax withholding.

2)Annual Incentive Plan: You will be eligible to participate in the ConAgra Foods annual incentive program, in accordance with the plan’s provisions as they exist from time-to-time. Your incentive opportunity will be targeted at 80% of your annual base salary and be prorated for fiscal 2017 based on the total days you are employed divided by 365.

3)Sign-On: You will receive a sign-on bonus of $200,000, less required withholdings, payable within 30 days of your start date. Fifty percent of this amount is intended to compensate you for travel and housing expenses during your first twelve months of employment. Should these expenses exceed $100,000 within your first twelve months of employment and upon furnishing the company with any requested information or documentation verifying these expenses, you will receive an additional cash payment up to an additional $50,000, less required withholdings. Should your employment terminate voluntarily or involuntarily within one year, except for reasons unrelated to employee performance and behavior, as determined in the sole discretion of the company (such as position elimination), $100,000 must be repaid to the company.

4)Restricted Stock Units: Upon the approval of the Human Resources Committee of the Board of Directors (the “HR Committee”), and effective on the first trading day of the next month following your start date, you will receive a grant of restricted stock units (RSUs) valued at $500,000, subject to the provisions of the ConAgra Foods, Inc. 2014 Stock Plan (or a successor plan) (the “Stock Plan”). The number of RSUs granted will be determined by dividing $500,000 by the 30 day average closing market price of the company’s common stock, ending 10 days prior to the date of grant. These RSUs will vest on a graded schedule, with 50% vesting on each of the first and second anniversaries of grant date. Dividend equivalents will not be earned or paid during the restriction period. Should the company terminate your employment without Cause prior to the second anniversary of the date of the RSUs’ grant, 100% of the then unvested RSUs will vest. For purposes of this award, Cause shall have the meaning set forth in the Change in Control Agreement referenced in paragraph 9.

5)Long Term Incentive: You will be eligible to participate in the company’s executive long term incentive program. All grant recommendations are based upon individual and company performance and are subject to approval from the HR Committee. The annual grant value for this position is currently targeted at $1,600,000. For the current three year cycle of the program, the value is being delivered in the form of 50% performance shares, 25% RSUs, and 25% stock options. These awards will be granted under and are subject to the 2014 Stock Plan, Performance Share Plan, and form of award agreements in effect at the time of grant.

Upon the approval of the Human Resources Committee of the Board of Directors (the “HR Committee”), and effective on the first trading day of the next month following your start date, you will receive the Fiscal Year 2017 annual grant currently targeted at $1,600,000.

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6)Relocation Package: You will be eligible for the ConAgra Relocation Program, which includes a transition support payment of $18,000 in accordance with the Tier 3 relocation guidebook. This is considered compensation. This payment will be tax assisted. The attached Relocation Benefits Summary outlines the details of this program.

7)Vacation: You will be eligible for four weeks of vacation.

8)Stock Ownership Guidelines: ConAgra Foods believes that senior management stock ownership demonstrates our commitment to our stockholders. As a member of senior management, you must maintain ownership of at least 4x (400%) of your annual base salary. There is no deadline for meeting your ownership guideline, but you may be limited in the amount of stock you can sell until you meet and maintain your guideline. In addition as an executive officer of the company, you will be subject to insider trading and stock reporting policies, which will be provided to you in connection with your onboarding to the company.

9)Change-in-Control: You will be eligible to be a signatory to a Change in Control Agreement, in the form currently approved by the HR Committee, with benefits payable at two times (2x) your salary and annual incentive.

10)Retirement Programs and Benefits: You will be eligible to participate in the ConAgra Foods, Inc. Retirement Income Savings Plan according to the plan provisions.

11)Employee Benefits: Your salary will be supplemented with the benefit package described in the information enclosed.

12)Contingency: This offer is contingent upon approval of the HR Committee and confirmation with your current employer that you are under no restrictions that would prevent or otherwise adversely affect your employment with the company. To the extent such restrictions exist, we will work with your current employer to tailor your employment so that it does not conflict with any such restrictions. Once we receive confirmation that no restrictions exist, or we reach agreement with your current employer regarding the scope of your employment consistent with any restrictions, and all other conditions regarding your eligibility for employment have been satisfied, the terms of this offer will become effective.

13)Pre-Employment Screening: This offer is contingent upon your successful completion of our pre-employment drug screening and background screening.

I look forward to your favorable response, which you can indicate by signing and returning a copy of this letter.

Sincerely,

/s/ Sean Connolly

Sean Connolly
Chief Executive Officer
ConAgra Foods, Inc.

Enclosures: Executive Benefits
Relocation Summary of Benefits and Policy
Change of Control Agreement

cc: Charisse Brock

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Offer Acceptance

I accept this offer of employment. In so doing, I understand and agree that my employment with ConAgra Foods is at-will, that I am not employed for any specified duration and that my employment may be terminated by myself, or the Company at any time, with or without cause and with or without notice

/s/ David Marberger	July 13, 2016
Signature	Date

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